Exhibit 99.2

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the U.S., or GAAP, requires our management to make judgments, assumptions and estimates that affect the amounts of revenue, expenses, income, assets and liabilities, reported in our consolidated financial statements and accompanying notes. Understanding our accounting policies and the extent to which our management uses judgment, assumptions and estimates in applying these policies is integral to understanding our financial statements. We describe our most significant accounting policies in Note 3, “Summary of Significant Accounting Policies” in the notes to the consolidated financial statements of our annual report on Form 10-K for the year ended December 31, 2008, filed concurrently with this quarterly report on Form 10-Q. We have identified the following accounting policies as those that require significant judgments, assumptions and estimates and that have a significant impact on our financial condition and results of operations. These policies are considered critical because they may result in fluctuations in our reported results from period to period due to the significant judgments, estimates and assumptions about highly complex and inherently uncertain matters and because the use of different judgments, assumptions or estimates could have a material impact on our financial condition or results of operations. We evaluate our critical accounting estimates and judgments required by our policies on an ongoing basis and update them as appropriate based on changing conditions.

Revenue Recognition

Our principal sources of revenue are from sales of our products through our direct sales professionals, independent sales agents and independent distributors. We recognize these revenues when there is persuasive evidence of an arrangement providing for the sale of a product, delivery of the product has occurred, the sale price of the product is fixed or determinable and collectibility is reasonably assured.

For product sales made by our direct sales professionals or independent agents, our criteria for revenue recognition is complete when our product is delivered to end customers, such as surgical centers and hospitals. These sales occur either through a purchase order submitted by the customer or through trunk sales. For purchase orders, we ship product to and invoice the end customer directly. For trunk sales, product is hand-delivered at the end customer’s premises from trunk stock maintained by the direct sales representative or independent agent and a bill-only order is received notifying us of the product’s delivery at which time we invoice the end customer.

Sales to distributors occur either as stocking and replenishment orders or as drop shipments to end customers. In the majority of cases involving sales to distributors, our requirements for revenue recognition are met when we deliver product to a particular distributor. In the case of certain distributors, we have agreed to pricing reductions based on the distributors’ ultimate reselling price and in these cases we recognize revenue on a “sell-through” basis only after the distributor has sold our products to an end user. In order to determine the amount of sell-through revenue that should be recognized during a given reporting period, we rely on reports from the distributors that provide us with information about sales to end customers during the reporting period as well as the amount and types of our products in the distributor’s inventory at the end of a reporting period. Our management is required to exercise a significant level of judgment to determine the accuracy and reliability of the reported information. We use a first-in-first-out accounting method to account for products sold by these distributors where we apply the sell-through method.

Our customers generally have the right to return or exchange products purchased from us for up to 60 days from the date of product shipment. At each period end, we determine the extent to which our revenues need to be reduced to account for returns and exchanges and we record a reserve against revenue recognized during that period for product returns and exchanges that our management estimates are likely to occur after the end of that period. We base these estimates on our historical experience with our customers and on direct customer feedback. We had an agreement with one customer that provided for an extended right of exchange. Our management has concluded that the duration of the exchange agreement with this customer is inconsistent with our revenue recognition criteria and as a result revenue related to product sales to this customer is being deferred until the related right of exchange period has expired.

Our revenue recognition is also impacted by management’s estimate of our customers’ ability to pay us pursuant to the terms of our customer agreements. If after we have recognized revenue, collectibility of an account receivable becomes doubtful, we will establish an allowance for doubtful accounts with respect to the previously recognized revenue that remains uncollected. Where our management forms a judgment that a particular customer has not established a sufficient credit history but decides to deliver products to the customer, we will defer recognizing revenues on product sales to that customer until collectibility is reasonably assured, which typically coincides with the collection of cash. Once the customer establishes a reliable payment history we generally return to normal revenue recognition based on our criteria. We regularly review the creditworthiness of our customers considering such factors as historical collection experience, a customer’s current credit standing, the age of accounts receivable balances, and general economic conditions that may affect a customer’s ability to pay (both individually and in the aggregate).

Prior to ceasing activities in our DiscoCare and DRS subsidiaries in early 2009, products were billed to and cash collected from third-party payors for which we have determined that we are unable to conclude as to whether the exchange represented persuasive evidence of an arrangement providing for the sale of product or whether amounts billed, including those collected, would be subject to future disputes with the payor due to insurance reimbursement practices discussed above in the “Audit Committee Review” section of this Item 7. Accordingly, product sales revenues have been reversed until the Company is able to conclude on the above, including revenue for product sales where the Company has collected cash. Cash received from third-party payors related to DiscoCare and DRS has been recorded on the consolidated balance sheet as an accrued liability pending the resolution of any possible dispute. With the cessation of the DiscoCare and DRS businesses, we are no longer engaged in product sales activities where we bill third-party payors.

Although the terms of our agreements with many of our customers provide that risk of loss passes to the customer upon shipment, we have historically accepted the risk of loss until product delivery. Accordingly, we only recognize revenues on a product sale if in management’s judgment it has been delivered during the relevant reporting period. The application of this policy requires our management to make estimates as to the timing of deliveries. We base these estimates on our historical experience with product shipments to particular markets that we serve. We regularly compare these estimates to actual results based on delivery confirmations to determine whether a change of estimate is required.

We generally recognize license fees and other revenue over the term of the associated agreement. Royalties represent the largest component of non-product sales revenue and are recognized as earned, generally based on the licensees’ revenue recognition practices and are classified as royalties, fees and other revenues in the accompanying statements of operations.

When we make payments to our customers, we recognize those payments as a reduction of revenue unless we can determine that we received products or services that have a fair value equal to the amount of the payment to the customer. In order to determine the fair value of the products or services received and whether alternative sources of supply exist, requires management to use judgment and make estimates to determine the amount that should be classified as a reduction of revenue and the amount to be classified as an expense.

Inventory Allowance

We value our inventory based on our cost. We adjust the value of our inventory to the extent our management determines that our cost cannot be recovered due to obsolescence or other factors. In order to make these determinations, our management uses estimates of future demand and sales prices for each product to determine appropriate inventory reserves and to make corresponding reductions in inventory values to reflect the lower of cost or market value. In the event of a sudden significant decrease in demand for our products, or a higher incidence of inventory obsolescence, we could be required to increase our inventory reserve, which would increase our cost of product sales and decrease our gross profit.

Business Combinations

Assets acquired and liabilities assumed as part of a business acquisition are generally recorded at their fair value at the date of acquisition. The excess of purchase price over the fair value of assets acquired and liabilities assumed is recorded as goodwill. Determining fair value of identifiable assets, particularly intangibles, and liabilities acquired also requires management to make estimates, which are based on all available information and in some cases assumptions with respect to the timing and amount of future revenues and expenses associated with an asset. Accounting for business acquisitions requires management to make judgments as to whether a purchase transaction is a multiple element contract, meaning that it includes other transaction components such as a settlement of a preexisting relationship. This judgment and determination affects the amount of consideration paid that is allocable to assets and liabilities acquired in the business purchase transaction.

Long-lived Assets

Our goodwill balance is not amortized to expense, instead it is tested for impairment at least annually. We perform our annual goodwill impairment analysis at the end of the fourth quarter. If events or indicators of impairment occur between annual impairment analyses, we perform an impairment analysis of goodwill at that date. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant asset. In testing for a potential impairment of goodwill, we: (1) verify there are no changes to our reporting units with goodwill balances; (2) allocate goodwill to our various reporting units to which the acquired goodwill relates; (3) determine the carrying value, or book value, of our reporting units, as some of the assets and liabilities related to each reporting unit are held by a corporate function; (4) estimate the fair value of each reporting unit using a discounted cash flow model; (5) reconcile the fair value of our reporting units in total to our market capitalization adjusted for a subjectively estimated control premium and other identifiable factors; (6) compare the fair value of each reporting unit to its carrying value; and (7) if the estimated fair value of a reporting unit is less than the carrying value, we must estimate the fair value of all identifiable assets and liabilities of that reporting unit, in a manner similar to a purchase price allocation for an acquired business to calculate the implied fair value of the reporting unit’s goodwill and recognize an impairment charge if the implied fair value of the reporting unit’s goodwill is less than the carrying value. See “Results of Operations” in the “Part II—Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our annual report on Form 10-K for the year ended December 31, 2008, filed concurrently with this quarterly report on Form 10-Q, for further discussion of the goodwill impairment analysis performed in 2008.

The process of evaluating the potential impairment of goodwill is subjective and requires significant judgment at many points during the analysis, including the identification of our reporting units, identification and allocation of the assets and liabilities to each of our reporting units and determination of fair value. In estimating the fair value of a reporting unit for the purposes of our annual or periodic impairment analyses, we make estimates and significant judgments about the future cash flows of that reporting unit. Our cash flow forecasts are based on assumptions that represent the highest and best use for our reporting units. Changes in judgment on these assumptions and estimates could result in further goodwill impairment charges. We believe that the assumptions and estimates utilized are appropriate based on the information available to management.

Intangible assets with finite lives and property, plant and equipment are amortized or depreciated over their estimated useful life on a straight line basis. We monitor conditions related to these assets to determine whether events and circumstances warrant a revision to the remaining amortization or depreciation period. We test these assets for potential impairment whenever our management concludes events or changes in circumstances indicate that the carrying amount may not be recoverable. The original estimate of an asset’s useful life and the impact of an event or circumstance on either an asset’s useful life or carrying value involve significant judgment regarding estimates of the future cash flows associated with each asset.

Legal and Other Contingencies

The outcomes of legal proceedings and claims brought against us and other loss contingencies are subject to significant uncertainty. We accrue a charge against income when our management determines that it is probable that an asset has been impaired or a liability has been incurred and the amount of loss can be reasonably estimated. In addition, we accrue for the authoritative judgments or assertions made against us by government agencies at the time of their rendering regardless of our intent to appeal. In determining the appropriate accounting for loss contingencies, we consider the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as our ability to reasonably estimate the amount of loss. We regularly evaluate current information available to us to determine whether an accrual should be established or adjusted. Estimating the probability that a loss will occur and estimating the amount of a loss or a range of loss involves significant judgment.

Income Taxes

We account for income taxes under the liability method, whereby deferred tax asset or liability account balances are determined based on the difference between the financial statement and the tax bases of assets and liabilities using current tax laws and rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets when we expect the amount of tax benefit to be realized is less than the carrying value of the deferred tax asset.

We make an evaluation at the end of each reporting period as to whether or not some or all of the undistributed earnings of our foreign subsidiaries are permanently reinvested. While we may have concluded in the past that some of such undistributed earnings are permanently reinvested, facts and circumstances may change in the future. Changes in facts and circumstances may include a change in the estimated capital needs of our foreign subsidiaries, or a change in our corporate liquidity requirements. Such changes could result in our management determining that some or all of such undistributed earnings are no longer permanently reinvested. In that event, we would be required to recognize income tax liabilities on the assumption that our foreign undistributed earnings will be distributed to the U.S.

Accounting for income taxes involves uncertainty and judgment on how to interpret and apply tax laws and regulations within our annual tax filings. Such uncertainties from time to time may result in a tax position that may be challenged and overturned by a tax authority in the future which could result in additional tax liability, interest charges and possibly penalties. We classify interest and penalties as a component of tax expense.

Stock-Based Compensation

We account for stock-based compensation by measuring and recognizing as compensation expense the fair value of all share-based payment awards made to employees, including employee stock options, restricted stock awards and employee stock purchases related to the Employee Stock Purchase Plan, or ESPP, based on estimated grant date fair values. The determination of fair value involves a number of significant estimates. We use the Black Scholes option pricing model to estimate the value of employee stock options which requires a number of assumptions to determine the model inputs. These include the expected volatility of our stock and employee exercise behavior which are based on historical data as well as expectations of future developments over the term of the option. As stock-based compensation expense is based on awards ultimately expected to vest it has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Management’s estimate of forfeitures is based on historical experience but actual forfeitures could differ materially as a result of voluntary employee actions and involuntary actions which would result in significant change in our stock-based compensation expense amounts in the future.